Exhibit 107

CALCULATION OF FILING FEE TABLES

S-3

AEye, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	(1)	(3)	(1)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1)	(3)	(1)
	Debt	Debt Securities	Rule 457(o)	(1)	(3)	(1)
	Other	Warrants	Rule 457(o)	(1)	(3)	(1)
	Other	Rights	Rule 457(o)	(1)	(3)	(1)
	Other	Units	Rule 457(o)	(1)	(3)	(1)
	Unallocated (Universal) Shelf		Rule 457(o)	(2)	(3)	$200,000,000.00	$0.0001381	$27,620.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

Total Offering Amounts:						$200,000,000.00		$27,620.00
Total Fees Previously Paid:
Total Fee Offsets:								$0.00
Net Fee Due:								$27,620.00

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Offering Note(s)

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.
(2)	The Registrant is registering hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock or preferred stock, such indeterminate number of rights to purchase common stock or preferred stock, and such units composed of any combination of common stock, preferred stock, rights or warrants, to be sold by the Registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $200,000,000. The securities registered for sale also include such indeterminate number of shares of common stock that may be issued upon conversion of preferred stock and such indeterminate number of shares of common stock and preferred stock that may be issued upon exercise of rights or warrants, sale of units or pursuant to antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.